                                                                     Exhibit 5.2

             [LETTERHEAD OF KANTROW, SPAHT, WEAVER & BLITZER (APLC)]


                                  May 16, 2003

The Shaw Group Inc.
4171 Essen Lane
Baton Rouge, LA  70809

Ladies and Gentlemen:

      We have acted as special Louisiana counsel to The Shaw Group Inc. (the "Company") and certain of its subsidiaries set forth on Exhibit A to this opinion (such subsidiaries, the "Louisiana Subsidiary Guarantors") with respect to the preparation of the Registration Statement on Form S-4 (the "Registration Statement") filed with the Securities and Exchange Commission in connection with the registration by the Company under the Securities Act of 1933, as amended (the "Securities Act"), of (i) the offer and exchange by the Company (the "Exchange Offer") of $253,029,000 aggregate principal amount of its 10 -3/4% Senior Notes Due 2010 (the "Initial Notes"), for a new series of notes bearing substantially identical terms and in like principal amount (the "Exchange Notes") and (ii) the guarantees (the "Guarantees") of certain subsidiaries of the Company listed in the Registration Statement as guarantors (the "Subsidiary Guarantors") of the Initial Notes and the Exchange Notes. The Initial Notes and the Exchange Notes are collectively referred to herein as the "Notes." The Initial Notes were issued, and the Exchange Notes will be issued, under an Indenture dated as of March 17, 2003 among the Company, the Subsidiary Guarantors and The Bank of New York, as Trustee (the "Indenture"). The Exchange Offer will be conducted on such terms and conditions as are set forth in the prospectus contained in the Registration Statement to which this opinion is an exhibit.

      We have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement and (ii) the Indenture. We have also examined the originals, or copies certified or otherwise identified to our satisfaction of the Restatement of the Articles of Incorporation of the Company, as amended, its By-Laws, as amended and restated, and similar organizational documents of the Louisiana Subsidiary Guarantors, certificates of public officials, certificates of officers of the Company and the Louisiana Subsidiary Guarantors and such other certificates, documents and corporate records as we have deemed relevant and necessary as the basis for the opinions expressed herein. In our examination of the aforementioned, we have assumed without investigation the authenticity of the originals of such documents and the conformity to originals of all documents submitted to us as copies, and the authenticity of the originals of such latter documents, the genuineness of all signatures, the legal capacity of natural persons and the accuracy of the statement contained in such certificates. In connection with this opinion, we have assumed that the Registration Statement, and any amendments thereto (including post-effective amendments), will have become effective and the Exchange Notes will be issued and sold in compliance with applicable federal and state securities laws and in the manner described in the Registration Statement.

      Based upon the foregoing and in reliance thereon, and after examination of such matters of laws as we deem applicable or relevant hereto, and subject to the other assumptions and qualifications below, it is our opinion that:

The Shaw Group Inc.
May 16, 2003
Page 2

      1. The Company and the Louisiana Subsidiary Guarantors have duly authorized, executed and delivered the Indenture (including, with respect to the Louisiana Subsidiary Guarantors, the Guarantees contained therein).

      2. The Company has duly authorized, executed and delivered the Initial Notes.

      3. The Company and the Louisiana Subsidiary Guarantors have all power (corporate, limited liability company or otherwise) to enter into and perform all of their respective obligations under the Indenture (including, with respect to the Louisiana Subsidiary Guarantors, the Guarantees contained therein).

      We are members of the bar of the State of Louisiana and we express no opinion as to the laws of any jurisdiction other than those of the State of Louisiana and the United States of America. This opinion is rendered solely for your benefit with the exception that with respect to matters herein that are governed by Louisiana law, Vinson & Elkins L.L.P. may rely on this opinion as to matters of Louisiana law for the purposes of the opinion such firm is providing to you of even date herewith, as if it were addressed to them.

      We hereby expressly consent to the reference to our firm in the prospectus and each related prospectus supplement forming a part of the Registration Statement, to the inclusion of this opinion as an exhibit to the Registration Statement and to the filing of this opinion with any appropriate governmental agency. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, and the Rules and Regulations thereunder.

                                            KANTROW, SPAHT, WEAVER & BLITZER
                                            (A PROFESSIONAL LAW CORPORATION)

                                            /s/ Kantrow, Spaht, Weaver & Blitzer
                                                (A Professional Law Corporation)


Exhibit A:  List of Louisiana Subsidiary Guarantors

                           EXHIBIT A TO OPINION LETTER

                         LOUISIANA SUBSIDIARY GUARANTORS

American Plastic Pipe and Supply, L.L.C.
Benicia North Gateway II, L.L.C.
Chimento Wetlands, L.L.C.
EMCON/OWT, Inc.
Field Services, Inc.
HL Newhall II, L.L.C.
Jernee Mill Road, L.L.C.
Kato Road II, L.L.C.
KIP I, L.L.C.
LandBank Baker, L.L.C.
LandBank Properties, L.L.C.
LFG Specialties, L.L.C.
Millstone River Wetland Services, L.L.C.
Norwood Venture I, L.L.C.
Otay Mesa Ventures II, L.L.C.
Plattsburg Venture, L.L.C.
Power Technologies, Inc.
Raritan Venture I, L.L.C.
Shaw A/DE, Inc.
Shaw Alloy Piping Products, Inc.
Shaw Beneco, Inc.
Shaw California, L.L.C.
Shaw Constructors, Inc.
Shaw E & I Investment Holdings, Inc.
Shaw Environmental & Infrastructure, Inc.
Shaw Environmental Liability Solutions, L.L.C.
Shaw Environmental, Inc.
Shaw Fabricators, Inc.
Shaw Facilities, Inc.
Shaw FVF, Inc.
Shaw Global Energy Services, Inc.
Shaw Heat, Inc.
Shaw Industrial Supply Co., Inc.
Shaw Infrastructure, Inc.
Shaw Intellectual Property Holdings, Inc.
Shaw International, Inc.
Shaw JV Holdings, L.L.C.
Shaw Maintenance, Inc.
Shaw Managed Services, Inc.
Shaw Management Service One, Inc.
Shaw Power Services Group, L.L.C.
Shaw Power Services, Inc.
Shaw Process and Industrial Group, Inc.
Shaw Process Fabricators, Inc.
Shaw Property Holdings, Inc.
Shaw Remediation Services, L.L.C.
Shaw Services, L.L.C.
Shaw SSS Fabricators, Inc.
Shaw Sunland Fabricators, Inc.
Stone & Webster Asia, Inc.
Stone & Webster Construction, Inc.
Stone & Webster Construction Services, L.L.C.
Stone & Webster Holding One, Inc.
Stone & Webster Holding Two, Inc.
Stone & Webster, Inc.
Stone & Webster International Holdings, Inc.
Stone & Webster International, Inc.
Stone & Webster - IT Russia Management Consultants, Inc.
Stone & Webster - JSC Management Consultants, Inc.
Stone & Webster Management Consultants, Inc.
Stone & Webster Process Technology, Inc.
Stone & Webster Services, L.L.C.
SWINC Acquisition Five, L.L.C.
The LandBank Group, Inc.
Whippany Venture I, L.L.C.